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                           MASTER TERMS AND CONDITIONS
                           CAPACITY LICENSE AGREEMENT

                            DATED AS OF JULY 1, 1998


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               These MASTER TERMS AND CONDITIONS (the "Terms") dated as of July
1 1998 shall govern each CAPACITY LICENSE AGREEMENT (each, an "Agreement") entered into between an affiliated local cable system operator of Time Warner Cable, a division of Time Warner Entertainment Company, L.P., which affiliate is acting as licensor of fiberoptic cable capacity ("Licensor"), and an affiliate of Time Warner Telecom LLC, which affiliate is acting as Licensee of fiberoptic cable capacity ("Licensee"); each of which such Agreements shall expressly incorporate the terms and conditions hereof by reference.

                                    RECITALS

               WHEREAS, Licensor owns fiberoptic facilities (the "System") within the geographic area described in the Agreement (the "Service Area"); and

               WHEREAS, Licensee desires to provide certain telecommunications services as specified herein (the "Telecommunications Services") within the Service Area; and

               WHEREAS, subject to the terms and conditions set forth below, Licensor desires to license the use of certain fiber capacity over the System to Licensee, and Licensee desires to license the use of such capacity, to enable it to provide such Telecommunications Services in the Service Area;

               NOW THEREFORE, in consideration of the foregoing, and of the promises and covenants contained in this Agreement, the parties agree as follows:

        1.     License of Initial Capacity.

               (a) Subject to the terms and conditions of the Agreement, Licensor hereby licenses to Licensee the exclusive use of all capacity (the "Initial Capacity") of the fiberoptic facilities described on Schedule 1 attached to the Agreement (the "Initial Facilities"). Licensee acknowledges that it has accepted all the Initial Capacity as meeting the Acceptance Criteria set forth herein.

               (b) The description of the Initial Facilities set forth on
Schedule 1 defines fiber counts and either fiber segment routes or "logical rings". Licensor agrees to deliver copies to Licensee of specific network information regarding the Initial Facilities from its own maps or schematic documentation files upon Licensee's request.

        2.     Licenses of Additional Capacity.

               (a)     Requests.

                       (i) At any time during the term of this Agreement, Licensee may request Licensor to construct fiber optic facilities and/or license to Licensee the capacity ("Additional Capacity"and together with the Initial Capacity, the "Capacity") of any of Licensor's fiber optic facilities ("Additional Facilities" and together with the Initial Facilities,


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the "Facilities"), whether then existing or to be constructed. Licensor will not, however, be obligated to fulfill any such request.

                  (b) Request Submission. Each Request shall contain such information, such as the routes, the location of splice points, network architecture and diversity requirements, and the proposed commencement date, as Licensor may reasonably request to assist it in determining whether it will construct and/or license the capacity of Additional Facilities. If Licensor agrees to fulfill any Request, it shall deliver to Licensee a Cost Estimate Schedule, in the form of Exhibit A, setting forth its good faith estimate of the Allocated Cost (as defined on Annex A) of constructing such Additional Facilities.

                  (c) Request Procedures. Upon Licensor's agreement to license to Licensee Additional Capacity and Licensee's acceptance of Licensor's estimate of the Allocated Cost thereof (which acceptance shall be evidenced by Licensee's execution of the Cost Estimate Schedule and its return of same to such Licensor, not later than twenty-one (21) days after the date specified on such Cost Estimate Schedule; Licensee's failure to timely return any such Cost Estimate Schedule shall render its Request null and void), Licensor shall seek to obtain any required permits or similar authorizations and thereupon commence construction of such Facilities for Licensee. Upon agreement by Licensor and Licensee as to the license of Additional Capacity, and Licensee's acceptance of Additional Capacity pursuant to Section 2(d) below, the parties shall execute a Final Cost Schedule setting forth the final information regarding such Additional Capacity as is required by the form of Exhibit B. On the effective date or dates set forth in such Final Cost Schedule (or if not specified therein, the date on which the Additional Capacity is accepted by Licensee in accordance with Section 2(d) below or, if earlier, the date Licensee commences use of such Additional Capacity), such facilities shall be deemed to be Additional Facilities and the capacity thereof Additional Capacity, for purposes of this Agreement. Licensee's payments for any Additional Capacity shall be calculated as set forth in Annex A attached hereto, and the amount of such payments shall be set forth on the Final Cost Schedule relating thereto.

                  (d) Acceptance Criteria. Upon its determination that any Additional Capacity is ready for acceptance by Licensee, Licensor shall notify Licensee (not less than two business days in advance of the proposed test) that it will conduct a test (the "Acceptance Test") of the Additional Capacity, which Acceptance Test will be conducted in accordance with the procedures set forth on Annex B hereto. Annex B may be amended from time to time by mutual agreement of the parties, provided that any amendments therein shall apply only to Additional Capacity that is agreed to be licensed after implementation of such amendments. The parties acknowledge that the test provided on Annex B is based on current fiber optic telecommunications industry standards for technical and performance specifications, and that any amendments thereto will be designed to reflect changes in such standards from time to time (the "Specifications"). Licensee shall have the right to be present during, and to participate in, the Acceptance Test. Upon completion of the Acceptance Test, Licensor shall provide Licensee with a test completion certificate in the form of Annex C appropriately completed. Licensee shall then have ten days to reject the Additional Capacity but only if test results do not meet Specifications. If Licensee fails to notify Licensor of its rejection of the Additional Capacity within such period, Licensee shall be deemed to have accepted the Additional Capacity as of



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the last day of such ten day period. Licensee shall have the right, by giving written notice to Licensor within such ten day period, to conduct its own test of the Additional Capacity within such period, and Licensor and Licensee shall cooperate with each other to conduct such tests in a manner that does not unreasonably interfere with Licensor's operations. Such tests shall be conducted at a time that is mutually convenient to Licensor and Licensee, and Licensor shall have the right to be present during and to participate in such test. Licensee shall have five days after completion of the re-test to reject the Additional Capacity, but only if test results do not meet the Specifications. If Licensee accepts the Additional Capacity or is deemed to have accepted the Additional Capacity, Licensor and Licensee shall execute and deliver a Final Cost Schedule with respect to such Additional Capacity. If Licensee rejects the Additional Capacity, it shall immediately itemize its reasons for the rejection in writing, and Licensor and Licensee shall make commercially reasonable efforts to make the Additional Capacity acceptable (including, if reasonable, partial acceptance). Following any such cure by Licensor to Licensee's reasonable satisfaction, Licensee shall promptly accept such Additional Capacity.

         3. License Subject to Authorizations. Notwithstanding anything herein to the contrary, all rights granted to Licensee and obligations of Licensor hereunder are expressly subject to each of Licensor's authorizations to operate the System, including without limitation governmental or municipal approval, franchise or authorization, and to each right-of-way agreement, pole attachment agreement, conduit agreement, lease, license, consent or other agreement relating to the Capacity.

         4. Term. This Agreement shall commence on the date hereof and shall terminate, with respect to any Capacity, on the earliest of (a) the date that the legal ability of the Licensor (or its successor or assign) to operate the Facilities on which such Capacity is provided in the Service Area either terminates or is materially impaired, (b) the date this Agreement terminates with respect to such Capacity pursuant to Sections 18, 19, 25 or 26 hereof or
(c) the thirtieth anniversary of the effective date of this Agreement.

         5.       Payments.

                  (a)      Calculation and Timing of Payments.

                       (i) Initial Capacity. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that Licensor (or its parent entity) has made a capital contribution to Licensee in the amount attributable to the payments which would have been due from Licensee pursuant to this Agreement for the construction costs of the Initial Capacity. Accordingly, Licensee shall not be obligated to make any payments to Licensor in respect of the Initial Capacity pursuant to this Section 5(a)(i) or otherwise for the costs of construction of the Initial Capacity. All other payments provided for in this Agreement with respect to the Initial Capacity continue to be due and payable as provided for herein.

                       (ii) Additional Capacity. For any Additional Capacity, Licensee shall pay Licensor two payments. The first payment with respect to any such Additional Capacity shall be equal to one-half of the Cost Estimate and shall be paid upon Licensor's and Licensee's execution of the Cost Estimate Schedule pursuant to Section 2(c) with respect to such Additional Capacity. The second payment equal to the remaining balance shall be made within forty-five


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(45) days after Licensor and Licensee have executed a Final Cost Schedule in respect of such Additional Capacity pursuant to Section 2(c). After the second payment has been made in respect of any such Additional Capacity, Licensee shall not be obligated to make any additional payments to Licensor, except as may be otherwise specified in Annex D or elsewhere in this Agreement, in respect of such Additional Capacity, notwithstanding that this Agreement may continue in full force and effect thereafter.

                       (iii) Calculation of Payments. The Parties agree that all payments set forth on any Cost Estimate Schedule or Final Cost Schedule shall be calculated in accordance with the procedures set forth in Annex A attached hereto.

                  (b) Inspection of Records. The amount of the payments set forth on the Final Cost Schedule relating to any Additional Capacity shall be based on the good faith calculations of the Licensor of the actual costs of constructing such Additional Capacity. Licensor agrees that it will, for a period of one year after the acceptance by Licensee of any Additional Capacity, maintain reasonably comprehensive records relating to such costs. Licensor will permit Licensee at any time during such period upon reasonable written notice and during normal business hours to examine all of such records, to make copies and extracts therefrom and to discuss such records and other matters relating to such Additional Capacity with the respective officers, employees and independent public accountants and other agents of such Licensor. If any discrepancy is found in such records which leads Licensee to believe in good faith that the actual cost of constructing the Additional Capacity was less than Licensor's calculation of such cost as reflected on any Final Cost Schedule, Licensor and Licensee shall negotiate in good faith to determine whether an overpayment has been made by Licensee, and if so, then Licensor shall promptly pay to Licensee an amount equal to the entire amount of such overpayment. Any records of such Licensor audited by Licensee shall constitute proprietary information under
Section 20 of this Agreement, irrespective of the lack of restrictive notices or other express communications to the effect that the information in such records is proprietary.

         6. Taxes and Expenses. Licensee shall pay (a) any sales tax, property tax, transfer tax, use tax, gross receipts tax, excise tax, business and occupation tax, or other similar Federal, state and local taxes or charges (excluding taxes imposed on Licensor's net income) imposed by any governmental authority upon Licensor or its facilities or Licensee in connection with any payments due from Licensee to Licensor hereunder, or as a result of Licensee's activities under this Agreement, or imposed upon or with respect to the Capacity or the Facilities, (b) any additional franchise fees imposed upon or collected from Licensor or Licensee by any franchising authority as a result of Licensee's activities under this Agreement (which payment shall be grossed up to make Licensor whole for any additional such fees owed with respect to Licensee's payment), and (c) without duplication of the payments required pursuant to
Section 12 and Annex D attached hereto, for its share on an allocated basis of pole attachment fees, conduit fees and other out-of-pocket rights-of-way expenses incurred by Licensor in connection with the Facilities, as follows. Where Facilities are the only facilities utilizing pole attachment rights, conduit rights or other rights-of-way, Licensee shall bear all the fees relating thereto. Where there are no Facilities included in Licensor's facilities utilizing pole attachments rights, conduit rights or other rights-of-way, Licensor shall bear all the fees relating thereto. Where Facilities and other facilities of Licensor utilize pole attachment rights, conduits or other rights of way, Licensor and Licensee shall each bear 50% of the out-of-pocket fees relating thereto. Further, if and to the


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extent that Licensor is required to pay incremental pole, conduit or other right-of-way out-of-pocket fees solely due to the nature of Licensee's use of the Capacity or Facilities, Licensee shall reimburse Licensor for all such incremental fees. (If at any time Licensor is required to pay such incremental fees due to a use of the Facilities or other facilities that is made by both Licensor and Licensee or any third party exercising rights grants by or through Licensor, the incremental fees shall be allocated to Licensee according to the relative proportion of the number of fibers subject to such use). Licensee shall also pay, or reimburse Licensor for, all fines, penalties, late fees or similar payments or interest charged on late payments to the extent incurred due to Licensee's failure to pay amounts owed by it hereunder promptly.

         7. Use of Capacity. (a) Licensee shall not use the Capacity in violation of this Agreement, any law, rule, regulation or order of any governmental authority having jurisdiction, or any franchise, license, agreement or certificate relating to the System or Licensor's franchises, unless the validity thereof is being contested in good faith and by appropriate proceedings (but only so long as such proceedings and Licensee's use of the Capacity do not, in Licensor's reasonable opinion, involve any risk of the sale, forfeiture, or loss of the System, any Authorizations (as defined in Section 16(a)(i)), or any part thereof or any interest therein). Licensee shall not do or permit anything to be done with respect to the Capacity that would invalidate or conflict with any insurance policies maintained by Licensor or Licensee covering the Capacity or the Facilities.

                  (b) Licensee shall have exclusive control over the Telecommunications Services it provides over the Capacity, including, without limitation, customer premise and nodal electronics, sales and marketing, electronics maintenance and monitoring, and billing and collection.

                  (c) Licensee shall not use the Capacity, directly or indirectly (through a subsidiary or affiliate of Licensee), to engage in the business of providing, offering, packaging, marketing, promoting, or branding (alone or jointly with or as an agent for other parties) any Residential Services or to engage in the business of producing, packaging, distributing, marketing, hosting or otherwise providing, offering, promoting or branding Content Services.

                  (d) (i) "Residential Services" shall mean wireline telecommunications services or other services (including, without limitation, data services) of any nature provided directly or indirectly to third party end-users at address locations other than business locations. "Business locations" shall mean (A) address locations that are used solely for business purposes, including, without limitation, public spaces within business locations and governmental offices; and (B) hotels, hospitals, jails and the business offices of residential facilities within educational institutions and within nursing and assisted living complexes.

                       (ii) "Content Services" means entertainment, information or other content services, whether fixed or interactive, or any services incidental thereto; provided, however, that Content Services shall not include acting solely as a carrier of video, audio or data of unaffiliated third parties by providing transport services, so long as Licensee has no other direct or indirect pecuniary interest in the transmitted information or content.

         8. Non-Exclusivity. Nothing in this Agreement shall be construed to require


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Licensor to be Licensee's exclusive provider of, or contractor with respect to, fiberoptic facilities or equipment in the Service Area or to limit in any way Licensee's right in its own name to apply for and obtain municipal franchises, authorizations and permits, to construct, maintain and own fiberoptic facilities, and to apply for and obtain pole attachment agreements, conduit licenses or other rights-of-way agreements from other rights-of-way providers. Further, nothing in this Agreement shall imply or require that Licensee be Licensor's exclusive licensee or lessee of network facilities or capacity.

         9. Use of Licensee Capacity by Licensor. (a) If Licensee obtains operating authority, rights-of-way, building entrance facilities, pole attachment agreements or conduit rights in the Service Area, constructs and owns fiber optic facilities in the Service Area and determines, in its sole discretion, that it has capacity in such facilities, it will, upon request of Licensor, negotiate in good faith with Licensor for (i) the license of capacity to Licensor for the provision of cable television and any other services, such license to the extent possible to include all the applicable terms and provisions (including, without limitation, Annexes A and D) of this Agreement as if Licensee were Licensor and Licensor were Licensee hereunder or (ii) the provision to Licensor of the kinds of additional facilities services specified in Section 10 hereof.

         (b) In furtherance and not in limitation of the foregoing, with regard to building entrance or riser facilities constructed by Licensee after the date hereof (but prior to the fifth anniversary of the date of this Agreement), Licensee shall:

                  (i) Notify Licensor of buildings in which it obtains rights of entry or access;

                  (ii) Use reasonable efforts to assist Licensor in obtaining similar rights of entry or access; and

                  (iii) Upon Licensor's request, construct (with the "Allocated Cost" of such construction, as defined in Annex A, to be paid by Licensor) and install up to a one-half inch diameter of coaxial cable or fiber cable bundle for Licensor's ownership (or, if Licensor cannot obtain the necessary rights of entry or access, Licensee shall license to Licensor the capacity of such fibers, as described above in Section 9(a)(i)).

         10. Other Services. To the extent Licensor is unable or unwilling to provide requested Additional Capacity to Licensee pursuant to Section 2 above, Licensor will, upon request of Licensee, provide Licensee with the following alternative services, subject to agreement in advance in writing upon compensation Licensor is to receive with respect thereto, and subject to and in accordance with any applicable legal, contractual, regulatory or technical limitations:

                  (a) permit Licensee (subject to Section 13) to overlash Licensor owned facilities (which shall become Additional Facilities hereunder) on poles on which Licensor's facilities are located;


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                  (b) make available to Licensee any spare capacity, determined in Licensor's sole discretion, in conduits, ducts, inner ducts, building entry facilities or building riser facilities owned or leased by such Licensor; and

                  (c) use reasonable efforts to obtain, in Licensor's name, pole attachment agreements or conduit licenses and to sublet or assign such agreements or licenses to Licensee to permit Licensee to construct facilities.

         11 Splicing Services. (a) Unless otherwise agreed between the parties or as provided below, Licensor will perform fiber splicing services on any Facilities on which Capacity is licensed hereunder. Any splice request shall be in writing and shall contain information as to the general location of the desired splice point, number of fibers to be spliced and desired completion date. Splicing shall occur only at splice points designated or approved in writing by Licensor.

                  (b) Where the Facilities to be spliced are in a separate sheath from any other Licensor fibers ("separate sheath Facilities"), Licensor shall use commercially reasonable efforts to mark within six months of the date of this Agreement the separate sheath Facilities' splice containers for ease of identification. After such marking is completed, Licensee shall have 24- hour, 365 days access to each splice point for separate sheath Facilities for the purpose of splicing and maintaining splices of such Facilities.

                  (c) Licensor and Licensee shall agree upon a set of request and notification procedures, and response times and procedures (to be subject to revision every two years), for splicing and splice maintenance (including in emergency circumstances) where the Facilities are in a sheath shared with other Licensor fibers ("shared sheath Facilities"). Licensee shall request, and Licensor shall provide, splicing and maintenance services in accordance with these procedures; provided that if Licensor fails with regard to any specific project to provide splicing or splice maintenance service in accordance with such procedures, Licensee shall thereupon be entitled (as its sole remedy, in addition to Section 23) to 24-hour, 365 day access to the splice points for shared sheath Facilities for the purpose of splicing and maintaining splices of such Facilities with regard to such specific project only.

         The compensation to Licensor for any splicing work (other than splicing as part of construction of Additional Facilities hereunder, which shall be as set forth in Annex A) shall be as set forth in Annex D. All splicing or maintenance undertaken by Licensee hereunder shall be solely in accordance with
Section 13.

         12. Performance and Maintenance. Licensor shall use its commercially reasonable efforts to maintain the Facilities so that at all times each portion of such Facilities performs in accordance with the Specifications in effect as of the date the Capacity of such Facilities was added to this Agreement. In consideration of the performance of such maintenance, Licensee shall pay maintenance fees to Licensor in the amounts and at the times set forth in Annex
D. Inspection and maintenance will be provided by the Licensor or its subcontractors unless prior arrangements have been made between Licensor and Licensee.

         13. Licensee Requirements. Notwithstanding any other provision hereof, for any project of Licensee agreed to by Licensor that requires access to or easements over Licensor's


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headends, facilities, network, conduit, hubsites, splice cans or other property,
Licensee shall in each instance comply with all of the following:

                  (a) Licensee shall only employ and permit access by a contractor that has been specifically approved in writing by Licensor for work within the Service Area; provided that Licensor shall not unreasonably withhold or delay approval of any proposed contractor.

                  (b) Licensee shall not rearrange any Licensor facilities (including Facilities) without Licensor's prior written consent.

                  (c) Licensee shall give Licensor such prior written notice of its activity as is set forth in the Agreement and Licensor shall be entitled to be present, at Licensee's expense, and to supervise Licensee and its agents with respect to its activities regarding the Facilities.

                  (d) Licensee (or its agents or permittees) shall provide Licensor with a diagram of the exact configuration of any splice or other work completed. Licensor shall have no liability of any nature whatsoever hereunder for maintenance or other work that is improperly performed due to failure of Licensee to provide Licensor with such diagram and information.

                           Assuming no Facilities splice point is involved,
Licensee shall not be required to abide by the restrictions of this Section 13 with regard to its actions on customer premises locations.

         14. Title. All right, title and interest in the System and the Facilities provided by Licensor hereunder shall at all times remain exclusively with Licensor. All right, title and interest in all facilities and associated equipment provided by Licensee shall at all times remain exclusively with Licensee. No such Licensee facilities and equipment shall be placed in any public rights-of-way unless Licensee has obtained an independent right to do so from the appropriate public authority. Except as expressly provided elsewhere in this Agreement, Licensor shall retain full operating control and shall continue to hold and be solely responsible for all operating authority with regard to the System. Licensee shall hold and be responsible for all operating authority for its facilities (other than the Facilities or Capacity) and for the provision of any services by it, including its use of the Capacity.

         15. Liens and Encumbrances. Neither party, directly or indirectly, shall create, impose or suffer to be imposed any lien on (a) any property interest of the other, (b) the rights or title relating thereto, or any interest therein, or (c) this Agreement. Each party will promptly, at its own expense, take such action as may be necessary to duly discharge any such lien.

         16.      Representations and Warranties.

                  (a) Licensor hereby represents, warrants and covenants to Licensee as follows:

                           (i)      Licensor has made available to Licensee true
and correct copies of each governmental or municipal approval, franchise and authorization, right-of-way agreement, pole attachment agreement, conduit agreement and lease, license, consent or other agreement


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relating to the Facilities and/or the Capacity thereof (all of which are hereinafter collectively called the "Authorizations") obtained by it which relate to Licensor's ability to license the Capacity and perform Licensor's obligations under this Agreement.

                           (ii) Licensor is duly organized, validly existing and
in good standing under the laws of the jurisdiction of its incorporation or organization, is duly authorized to do business in the jurisdiction in which the Capacity is made available and has full organizational power and authority to execute, deliver and perform the terms of this Agreement.

                  (b) Licensee hereby represents, warrants and covenants to Licensor as follows:

                           (i) Licensee has made available to Licensor true and
correct copies of each Authorization obtained by it which relate to Licensee's ability to use the Capacity and perform Licensee's obligations under this Agreement.

                           (ii) Licensee is duly organized and validly existing
under the laws of its jurisdiction of organization, is authorized to do business in the jurisdiction in which the Capacity is made available and has full organizational power and authority to execute, deliver and perform the terms of this Agreement.

         17. Compliance with Law. Each party shall perform its respective rights and obligations hereunder in material compliance with the Authorizations obtained by it and all applicable laws, rules and regulations imposed by any governmental authority.

         18. Relocation of the Facilities. Licensee recognizes that, from time to time, Licensor may elect or be required to relocate the Facilities. Where such relocation is solely for the convenience of Licensor, Licensor shall be solely responsible for all costs incurred to relocate the Facilities. (Relocations requested by governmental authorities shall not be deemed for the convenience of Licensor.) In all other cases (including street widening or improvement projects), Licensee shall pay (a) 50% of the direct, out-of-pocket costs of the relocation, if the project involves both Facilities and other facilities of Licensor, or (b) 100% of the direct, out-of-pocket costs of the relocation, if the project involves only Facilities; but in either case, only to the extent such costs cannot be recovered from any third party. Licensee will, however, have the option of terminating this Agreement with respect to such Capacity and paying Licensor any as yet unpaid amounts pursuant to Section 5 and any other amounts which are then due and payable under this Agreement (the "Payoff Amount"). Licensor will use commercially reasonable efforts to effect any relocation in a manner that will not cause any material interruption to Licensee's use of the Capacity. Licensor shall use commercially reasonable efforts to give Licensee at least six months prior notice of any relocation or of any governmental proceedings which could reasonably be expected to result in a relocation, or such lesser amount of notice that Licensor receives from such governmental authority, and Licensee shall have the right to participate in any such proceedings.

         19.      Condemnation and Casualty.

                  (a) Condemnation. If all or any portion of the Facilities are taken for any


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public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain, Licensee shall be entitled to terminate the license of the Capacity provided hereunder on such Facilities. In such event, both parties shall be entitled to participate in any condemnation proceedings to seek to obtain compensation by either joint or separate awards for the economic value of their respective interests in the Capacity or the Facilities and will equitably share any awards as their economic interests appear.

                  (b) Casualty. If all or any portion of the Facilities are made inoperable and beyond feasible repair due to a casualty or other force majeure event (as that term is defined in Section 27 below), Licensee shall be entitled to terminate this Agreement with regard to the Capacity affected by such casualty or other event. In such event, both parties shall be entitled to seek to recover the economic value of their respective interests in the Capacity or the Facilities (i) under any insurance policy carried by either party or their affiliates or any third party, or (ii) in either joint or separate actions, from any third party which may be legally responsible for causing such casualty. The parties will equitably share any recoveries as their economic interests appear.

         20. Proprietary Information. Each party acknowledges that, in the course of the performance of this Agreement, it may have access to privileged and proprietary information claimed to be unique, secret and confidential, and which constitutes the exclusive property or trade secrets of the other, and the parties acknowledge that they are in a confidential relationship with each other. This information may be presented in documents marked with a restrictive notice or during oral discussions, at which time representatives of the disclosing party will specify that the information is proprietary. Information that a party receives from the disclosing party that, while not so marked, would be reasonably understood by the recipient as confidential or proprietary (such as customer information) shall also be considered proprietary information hereunder. Such information shall specifically include, but is not limited to, this Agreement and all exhibits, annexes, attachments, schedules and addenda hereto.

                  Each party agrees to maintain the confidentiality of the proprietary information and to use the same degree of care as it uses with regard to its own proprietary information to prevent the disclosure, publication or unauthorized use of the proprietary information. Neither party may duplicate or copy proprietary information of the other party other than to the extent necessary for legitimate business uses in connection with this Agreement. A party shall be excused from these nondisclosure provisions if (a) the proprietary information has been or is subsequently made public other than through a breach of this Agreement or (b) the proprietary information is independently developed by such party or (c) the other party gives its consent to the disclosure of the proprietary information or (d) the disclosure is required by law, regulation or governmental or judicial authority (provided that the compelled party gives prompt notice of such required disclosure to the original disclosing party to enable it to obtain a protective order or other relief). Notwithstanding anything to the contrary in this Agreement, this provision shall survive the termination or expiration of this Agreement.

         21.      Indemnification.

                  (a) Indemnification by Licensee Licensee will indemnify and hold harmless Licensor, its affiliates, and all officers, directors, employees, stockholders, partners and agents of Licensor and its affiliates from and against any and all claims, demands, costs, damages, losses,


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liabilities, expenses of any nature (including reasonable attorneys', accountants', and experts' fees and disbursements), judgments, fines, settlements and other amounts (collectively, "Damages") arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively "Claims") relating to or arising out of:

                           (i) the installation, maintenance or operation of
Licensee's connections to the Facilities or the conduct or management of Licensee's business with regard to the Facilities or the connections thereto or the Capacity thereof, except to the extent such Damages are caused or contributed to by Licensor or its agents;

                           (ii) any breach by Licensee of any material
obligation or covenants under this Agreement;

                           (iii) any failure of any representation or warranty
made by Licensee herein to be true in any material respect as of the date made or deemed made;

                           (iv) any Claim by any customer of Licensee relating
to the provision by Licensee of services to such customer, over the Capacity or otherwise; and

                           (v) any Claim of any third party (other than as
described in Section 21 (b)(iv) below) resulting from the gross negligence or wilful misconduct of Licensee.

                                    The foregoing indemnification obligations
shall not be construed to broaden the representations and warranties of Licensee regarding Authorizations as set forth in Section 16(b)(i).

                  (b) Indemnification by Licensor. Licensor will indemnify and hold harmless Licensee, its affiliates and all officers, directors, employees, stockholders, partners and agents of Licensee and its affiliates from and against any and all Damages arising from any and all Claims relating to or arising out of:

                           (i) The installation, maintenance or operation by
Licensor of the Facilities or the Capacity thereof or the conduct or management of Licensor's business, except to the extent such Damages are caused or contributed to by Licensee or its agents;

                           (ii) Any breach on the part of Licensor of any
material obligation or covenant under this Agreement;

                           (iii) Any failure of any representation or warranty
made by Licensor herein to be true in any material respect as of the date made or deemed made; and

                           (iv) Any Claim by any customer of Licensor relating
to Licensor's provision of services over any facilities of which the Facilities are a part; and

                           (v) Any Claim of any third party (other than as
described in Section 21 (a)(iv) above) resulting from the gross negligence or wilful misconduct of Licensor.

                                    The foregoing indemnification obligations
shall not be construed to broaden the representations and warranties of Licensor regarding Authorizations as set forth in Section 16(a)(i).

                  (c) Procedure. No claims for indemnification shall be made by either party against the other unless the aggregate amount of such claim exceeds the amount of $5,000. A person seeking indemnification hereunder shall promptly notify the indemnifying party in writing of any Claim for which indemnification is sought, provided that any failure to so notify the indemnifying party will not relieve the indemnifying party from any liability or obligation which it may have to any indemnified person except to the extent of any material prejudice to the indemnifying party resulting from such failure.

                           If the facts giving rise to such indemnification
involve any actual or threatened claim or demand by or against a third party, the indemnifying party shall be entitled to control the defense, prosecution and settlement of such claim or demand in the name of the indemnified person, if the indemnifying party notifies the indemnified person in writing of its intention to do so within twenty (20) days of the receipt of such notice by the indemnified person.

                           The indemnified person shall have the right, however,
to participate in such proceeding through counsel of its own choosing, which participation shall be at its sole expense. Whether or not the indemnifying party chooses to defend or prosecute such claim, each indemnified person which is not the indemnifying party, shall, to the extent requested by the indemnifying party and at the indemnifying party's expense, cooperate in the prosecution or defense of such claim and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested in connection therewith. The indemnifying party shall not settle any claim or assertion, unless the indemnified party consents in writing to such settlement, which consent shall not be unreasonably withheld and which consent shall not be withheld in connection with any such settlement for money damages to be paid by the indemnifying party only, which does not admit the fault of the indemnified party and which does not impose injunctive or other equitable relief on the indemnified party.

         22. Provision of Insurance Coverage. Each Party shall, at its own expense, secure and maintain in force, throughout the term of this Agreement, the following insurance coverage and limits of liability with carriers authorized to conduct business in all states in which any Facilities are located, that have an A.M. Best rating of B+ or better:

         (a)      Comprehensive General Liability.

                  (i) Coverages to include: Products and Completed Operations Liability, Hazards of Premises/Operations (including XCU), Blanket Contractual Liability, Independent Contractors Liability, Fire Legal Liability, Personal Injury (including death), and Broad Form Property Damage.

                  (ii) Limits of Liability: $2,000,000 per occurrence, combined single limit for bodily injury and property damage.

                  (iii) With respect to any Facilities or Capacity, Licensor and Licensee each will name the other as additional insured.

         (b) Comprehensive Auto Liability.

                  (i) Coverage to include: Owned/Leased vehicles, Non-owned vehicles, Hired Vehicles.

                  (ii) Limits of Liability: $2,000,000 per accident, combined single limit for bodily injury and property damage.

                  (iii) With respect to any Facilities or Capacity, Licensor and Licensee will name the other as additional insured.

         (c) Workers' Compensation - statutory coverage and limits.

         (d) Property Insurance.

                  (i) Coverage: All Risk to property and includes Business Interruption. With regard to transmission and distribution lines, this coverage may be provided through commercial insurance or a self-insured reserve fund.

                  (ii) Limits to be sufficient to cover full replacement cost of Leased Facilities.

                  (iii) With respect to any Facilities or Capacity, Licensor and Licensee will name the other as Loss Payee.

         (e) Certificate of Insurance; Additional Conditions. With respect to any Facilities or Capacity, Licensor and Licensee each shall provide to the other a Certificate of Insurance evidencing all coverages outlined in this
Section 22. All such insurance obtained by either Licensor or Licensee, as the case may be, shall require that the other be notified, in writing, at least thirty days prior to the cancellation or adverse modification of any such required insurance policy. Any such notification shall be required to be sent by registered certified mail or certified courier service. The fulfilment of a party's obligations regarding insurance coverage shall not relieve such party of any liability hereunder or in any other way modify such party's obligations hereunder.

         23. Interruption of Service. Notwithstanding any other provision of this Agreement, in the event of any interruption of use by Licensee of any portion of the Capacity which causes a customer service outage through no fault of Licensee, which interruption is the responsibility of Licensor or its agents and is not a force majeure event, as that term is defined in Section 27, Licensor's sole obligation shall be to provide a credit to Licensee against Licensee's obligation to pay maintenance fees pursuant to Section 12, which credit shall be calculated on a per occurrence basis at the lesser of (a) an amount equal to the actual damage suffered by Licensee, and (b) the amount set forth in the following chart:

Length of Outage:                           Credit:
----------------                            -------
2 hours or less:                            no credit

over 2 hours to 8 hours:                    $20,000

over 8 hours:                               $50,000;

provided, however, that in no event shall the amount required to be credited by Licensor under this Section 23 in any calendar year exceed the amount payable by Licensee to Licensor for maintenance fees pursuant to Section 12 in such year. The remedy provided in this Section 23 shall be Licensee's sole and exclusive remedy for outages or interruptions of service, unless such outages or interruptions of service were caused by Licensor's willful misconduct or gross negligence and except for the termination provisions in Sections 18, 19 and 25.

         24. Events of Default. Each of the following events shall constitute an event of default (whether any such event shall be voluntary or involuntary or occur by operation of law or pursuant to any judgment, decree, order, rule or regulation of any court or administrative or governmental body):

                  (a) the failure of Licensee to make any license payment pursuant to Section 5 hereof within fifteen days of the due date thereof; or any failure of Licensee to make any maintenance payment pursuant to Section 12 hereof or any other payment due hereunder within fifteen days after Licensee's receipt of notice from Licensor of Licensee's failure to make such payment when due;

                  (b) the failure of either party to perform or observe any material covenant or agreement (including without limitation, any failure of Licensee to comply with the use restrictions under Section 7) to be performed or observed by it hereunder, and such failure shall continue unremedied for a period of thirty days after written notice is given to the defaulting party by the non-defaulting party; or

                  (c) a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the party, a custodian, receiver, trustee, intervener, or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition in bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up, or liquidation of either party, or if any such petition shall be filed against either party and shall not be dismissed within sixty days thereafter, or an order shall have been issued granting either party a suspension of payments under applicable law and any such order is not dismissed within sixty days thereafter.

         25. Remedies. Upon the occurrence and during the continuance of any event of default, the non-defaulting party may, at its option, declare this Agreement to be in default and may, in addition to any other remedies provided herein, terminate this Agreement. Except as expressly provided herein, no remedy is intended to be exclusive, but each shall be cumulative and in addition to and may be exercised concurrently with any other remedy available to Licensor or Licensee at law or in equity. If Licensor terminates this Agreement due to a Licensee default,

Licensee shall pay the Payoff Amount promptly to Licensor. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE.

         26.      Additional Termination Rights.

                  (a) Licensee. Upon the payment by Licensee of the Payoff Amount due with respect to such Capacity, and upon one hundred eighty (180) days written notice to Licensor, Licensee may, without further obligation to Licensor, terminate its license of any reasonably defined portion of the Capacity without cause. Licensee shall thereupon remove or cause all of its plant and facilities connected to the related Facilities to be removed at its expense or may, if Licensor agrees, abandon such plant and facilities in place. If Licensee abandons any of such plant and facilities, Licensor may, within eighteen (18) months of its receipt of such notice, remove the abandoned plant and facilities and bill Licensee for the costs incurred by it which are reasonably allocable to the removal of such plant and facilities, which bill shall be payable within thirty (30) days of receipt.

                  (b) Licensor. If any governmental agency or third party institutes proceedings to impose any public utility or common carrier status or obligations on Licensor or the use of Licensor's capacity or facilities as a result of its performance of this Agreement, or if any action is brought by any third party challenging the continued validity or seeking to adversely modify, suspend or revoke Licensor's operating authority for all or any part of its services or System as a result of its or Licensee's performance of this Agreement, or if, as a result of any change in applicable law or regulation (or in judicial or other official interpretations thereof), Licensor reasonably deems that such a proceeding is likely and has a significant possibility of success on the merits, Licensor may, without further liability to Licensee, upon one hundred eighty (180) days written notice, terminate this Agreement as a whole without cause; provided, however that Licensor shall not terminate this Agreement or any Capacity provided by it during the pendency of such proceedings or actions if Licensee agrees to indemnify and hold harmless Licensor (pursuant to an indemnification agreement in form and substance reasonably satisfactory to Licensor) against all liability, claims, fines or damages (including reasonable attorneys' fees) incurred by Licensor as a result of Licensee's continued operations and use of the Capacity unless (x) Licensor is required to do so by a valid and final order of a court of competent jurisdiction, or (y) in Licensor's opinion, continued performance or activity by Licensee under the terms of this Agreement would have a present or future material adverse effect on the local cable or other operations of Licensor, its financial condition or operating condition or is reasonably likely to result in the imposition of public utility or common carrier status on Licensor or an adverse modification, suspension or revocation of such Licensor's operating authority for its services or its System or the forfeiture of any portion of the System. Licensor shall control the defense, prosecution and settlement of such claim or demand but shall allow Licensee the opportunity to participate in such defense through counsel of its own choosing, which participation will be at the sole expense of Licensee. If the proceedings or actions would in any event affect only a portion of the Capacity, Licensor will instead terminate only the license of the Capacity that is affected thereby. Upon the effective date of such a termination, Licensee shall terminate its use of the Capacity, remove its plant and equipment (or abandon the same as provided in Section 26(a) above), and cease operations over such Capacity.

         27. Force Majeure Events. Neither party shall be liable to the other for any failure of performance under this Agreement due to causes beyond its control, including but not limited to: acts of God, fire, flood or other catastrophes; any law, order, regulation, direction, action or request of the United States government, or of any other government, including state and local governments having or claiming jurisdiction over such party, or of any department, agency, commission, bureau, corporation or other instrumentality of any one or more of these federal, state or local governments, or of any civil or military authority; national emergencies; unavailability of materials or rights-of-way; insurrections; riots; wars; or strikes, lock-outs, or work stoppages (collectively, "force majeure events"). If a force majeure event continues for more than 60 days in effect, the party who has not been receiving performance shall be entitled to terminate any the License of specific Capacity affected by such force majeure event, upon written notice to the other party.

         28. Orderly Termination: Return of Facilities. Upon termination of this Agreement in whole or with respect to any specific Capacity (other than expiration of the term thereof under Section 4(c)), Licensor and Licensee agree to cooperate in good faith to effect an orderly transition of any Telecommunications Services provided over such Capacity. Without limitation, Licensor hereby agrees that notwithstanding such termination it will, to the extent permitted by applicable law and regulation and governmental authority,
(i) continue to make available to Licensee any portions of the Capacity at the rates specified herein which Licensee reasonably requires to fulfill its obligations under existing customer agreements for a period up to three months after such termination in the case of a termination for Licensee's default, or twelve (12) months after such termination in all other cases, and (ii) upon termination under Section 4(c), negotiate agreements with Licensee that are reasonable in the independent judgment of Licensor and Licensee, pursuant to which such Licensor may provide fiber optic facilities to Licensee in order for Licensee to provide telecommunications services in the Service Area. Unless any alternate arrangements are otherwise agreed, upon termination and expiration of the applicable transition period, Licensee shall at its expense remove or cause to be removed all of its plant and facilities connected to the Facilities, or may, if Licensor agrees, abandon such plant and facilities in place in accordance with Section 26(a).

         29. Network Architecture and Diversity. The parties shall consult and cooperate with each other with regard to all technical matters relating to network architecture, diversity and related matters. Each party will designate a technical engineering representative and each agrees to inform the other party of all its construction plans as in effect from time to time.

         30. Additional Obligations of Licensee. In addition to the obligations of Licensee set forth elsewhere in this Agreement, Licensee shall:

                  (a) have full and complete control, responsibility and liability for the signals distributed over the Capacity by Licensee or for its benefit;

                  (b) have full and complete control, responsibility and liability for the purchase, installation, construction and maintenance of the terminals and peripheral equipment connected to the Capacity utilized by Licensee, provided that such equipment shall not be located in public rights of way without Licensee having obtained all necessary rights to utilize such rights of way;

                  (c) employ its own employees, agents and/or independent contractors in the handling, storage, retrieval, processing, transmitting, and/or receiving of any electronic signals distributed over the Capacity;

                  (d) provide all commercial or other power supplies for the operation of the Capacity (or, if agreed by Licensor and Licensee, Licensee shall instead bear its Allocated Cost share of Licensor's costs for power supplies), terminals and peripheral equipment or facilities used with or connected to any System and located on Licensee's, or its customers', premises; and

                  (e) have full and complete control, responsibility and liability for maintaining any operating authority from any Federal, state or local governmental body or agency that relates to the activities of Licensee under this Agreement, including Lessee's utilization of Capacity.

         31. Interest. All payments due from either party to the other under the terms of this Agreement which are not paid when due shall bear interest from the due date until paid at an interest rate equal to the then-current Time Warner intercompany rate, if both Licensee and Licensor are then Time Warner affiliates, or if not, the lesser of 1 1/2% per month or the maximum lawful rate permitted by law.

         32. Assignment. Other than as set forth herein, the rights, privileges and obligations of either party hereunder may not be subleased, sublicensed, assigned or delegated or otherwise transferred or extended to another party, in whole or in any part, and any such attempted sublease, sublicense, assignment, delegation or transfer or extension shall be null and void. Licensor or Licensee may, however, assign or transfer this Agreement, in whole or in part, to any affiliate controlling, controlled by or under common control with their respective parent companies, without approval of the other, upon 30 days notice, provided such affiliate continues to be under the common control of Licensor's or Licensee's parent company (as the case may be). Further, Licensor may assign, delegate or otherwise transfer its rights and obligations under this Agreement, or any portion thereof, without Licensee's consent, in connection with a sale, assignment or other transfer of all or substantially all of the System (or any individual cable system within the System), and its business, assets or equity interests in connection therewith; provided that such transferee agrees in writing to assume all of the obligations of Licensor hereunder with regard to such System (or portion thereof); and provided further that upon such assumption Licensor shall be released from any obligation with regard to the subsequent performance of obligations hereunder regarding Capacity or Facilities included in the transferred System (or portion thereof).

         33.      Miscellaneous.

                  (a) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument; and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one complete set of such counterparts.

                  (b) Captions: Gender. Article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Whenever used herein the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

                  (c) Governing Law and Binding Effect. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflicts of law questions) and decisions of the State of New York applicable to contracts made and to be performed entirely therein. This Agreement shall bind and inure to the benefit of each of the parties and their successors and permitted assigns.

                  (d) Waivers and Amendments. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing adopted, in the case of an amendment, by each party and, in the case of a waiver, consent or discharge, executed by the party against whom enforcement of such instrument is sought. Any consent by either party to, or waiver of, a breach by the other party shall not constitute a waiver or consent to any subsequent or different breach. If either party shall fail to enforce a breach of this Agreement by the other party, such failure to enforce shall not be considered a consent to or a waiver of said breach or any subsequent breach for any purpose whatsoever.

                  (e) Relationship Not a Partnership or an Agency. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture or agency agreement between parties.

                  (f) DISCLAIMERS. THERE ARE NO AGREEMENTS, WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE, EXCEPT THOSE EXPRESSLY SET FORTH HEREIN.

                  (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

                  (h) Further Assurances. Each party agrees to execute all such further instruments and documents and to take all such further actions as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

                             SCHEDULE OF SIGNATORIES
                                       TO
                           CAPACITY LICENSE AGREEMENT
                           MASTER TERMS AND CONDITIONS

  LANDLORD:                                           TENANT:
  ---------                                           -------
1)Albany Division,                        Time Warner AXS of Albany, L.P.
  Time Warner Entertainment-
  Advance/Newhouse

2)Austin Division                         Time Warner Communications
  Time Warner Entertainment-              of Austin, L.P.
  of Austin, L.P.

3)Binghamton Division,                    Time Warner AXS of Albany, L.P.
  Time Warner Entertainment-
  Advance/Newhouse

4)Charlotte Division,                     Time Warner Communications of
  Time Warner Entertainment-              North Carolina, L.P.
  Advance/Newhouse

5)Cincinnati Division of                  Time Warner AXS of Greater
  Time Warner Cable,                      Cincinnati, L.P.
  Time Warner Entertainment
  Company, L.P.

6)Columbus Division                       Time Warner AXS of Columbus,
  of Time Warner Cable,                   L.P.
  Time Warner Entertainment
  Company, L.P.

7)Greensboro Division,                    Time Warner Communications of
  Time Warner Entertainment-              North Carolina, L.P.
  Advance/Newhouse

8)Hawaii Division of                      Time Warner Communications of
  Time Warner Cable,                      Hawaii, L.P.
  Time Warner Entertainment
  Company, L.P.

9)Houston Division,                       Time Warner Communications of
  Time Warner Entertainment-              Houston, L.P.
  Advance/Newhouse

10)Indianapolis Division,                 Time Warner Communications of
   Time Warner Entertainment-             Indiana, L.P.
   Advance/Newhouse

11)Memphis Division of                    Time Warner Communications of
   of Time Warner Cable,                  The Mid-South, L.P
   Time Warner Entertainment
   Company, L.P.

12)Milwaukee Division of Time             Time Warner Communications of
   Warner Cable, Time Warner              Milwaukee, L.P.
   Entertainment Company, L.P.

13)New York Division of Time              Time Warner AXS of New York
   Warner Cable, Time Warner              City
   Entertainment Company, L.P.

14)Florida Division,                      Time Warner AXS of Florida,
   Time Warner Entertainment-             L.P.
   Advance/Newhouse

15)Raleigh/Durham/Chapel Hill             Time Warner Communications of
   Division, Time Warner Entertainment-   North Carolina, L.P.
   Advance/Newhouse

16)Rochester Division,                    Time Warner AXS of Rochester,
   Time Warner Entertainment-             L.P.
   Advance/Newhouse

17)San Antonio Division,                  Fibrcom, Inc.
   KBL Cablesystems of
   the Southwest, Inc.

18)San Diego Division,                    Time Warner AXS of California,
   Time Warner Entertainment-             L.P.
   Advance/Newhouse

19)Tampa Division,                        Time Warner AXS of Florida,
   Time Warner Entertainment-             L.P.
   Advance/Newhouse